UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Commission File Number: 0-11936
Date of Report (Date of earliest event reported): September 29, 2005
LAFARGE NORTH AMERICA INC.
Incorporated in Maryland
12950 Worldgate Drive, Suite 500
Herndon, Virginia 20170
(703) 480-3600
I.R.S. Employer Identification No. 58-1290226
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 1, 2005 we filed via Form 8-K a letter agreement with our majority stockholder, Lafarge S.A. (“Lafarge”), pursuant to which we agreed to enter into an Amended and Restated Management Agreement (the “Amended Agreement”) with Lafarge and Blue Circle North America (“BCNA”) relating to our management of certain North American businesses owned by Lafarge through BCNA, all subject to the approval of the Board of Directors of Lafarge S.A. On September 29, 2005 we entered into such agreement with Lafarge and BCNA in the form previously agreed to and disclosed by us. A copy of the Amended Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
     The Amended Agreement amends the management fee payable under the current management agreement so that the existing $12 million annual fixed fee is subject to annual inflation increases, and the incentive fee is revised to equal 10% of the annual increase in operating income, capped at a maximum of 50% of that year’s $12 million fixed fee (as adjusted). BCNA is obligated to continue to pay estimated incremental costs of approximately $2 million per year. The incentive fee is payable only if operating income exceeds the greater of $105 million or the highest operating income for any prior year commencing with the calendar year 2005. The incentive fee formula is to be equitably modified upon a material change in BCNA’s capital base, and the incentive fee would increase to 25% with retroactive effect for calendar years 2006 and 2007 and without a cap upon the consummation of a sale of all or substantially all of BCNA (or a pro rata portion of such incentive fee upon a sale of a substantial portion of BCNA) to any person, entity or group other than LNA in the event an agreement is entered into with respect to such a sale during the term of the Amended Agreement. The cost and expense reimbursement provisions under the Amended Agreement remain unchanged. The initial term of the Amended Agreement is two years, with automatic one-year extensions, provided that on or after December 31, 2006, either party may give notice of termination of the Amended Agreement by delivering notice that the Amended Agreement will terminate one year after such delivery.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
                    10.1 Amended and Restated Management Agreement effective as of January 1, 2006 by and among Lafarge North America Inc., Lafarge S.A. and Blue Circle North America.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAFARGE NORTH AMERICA INC.

	By:	/s/ ERIC C. OLSEN

Eric C. Olsen
Executive Vice President and Chief Financial Officer

Date: October 3, 2005